EXHIBIT 10.1
AMENDMENT TO THE
NOBLE CORPORATION
1991 STOCK OPTION AND RESTRICTED STOCK PLAN
     Pursuant to the provisions of Section 15 thereof, the Noble Corporation 1991 Stock Option and Restricted Stock Plan (the “Plan”) is hereby amended in the following respects only:
     FIRST: Section 2(h) of the Plan is hereby amended by restatement in its entirety to read as follows:
     (h) “Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.
     SECOND: Section 2(s) of the Plan is hereby amended by restatement in its entirety to read as follows:
     (s) “Retirement” means the termination of an employee’s employment with the Company or an Affiliate for any reason (other than death, Disability or termination on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an Affiliate) on or after the date as of which the sum of such employee’s age and the number of such employee’s years of continuous service with the Company and its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition agreement) equals or exceeds 60.
     THIRD: Section 9 of the Plan is hereby amended by restatement in its entirety to read as follows:
     Section 9. Option Period and Terms of Exercise
     (a) Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that
     (i) All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (b) of this Section 9, terminate six months after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the termination of employment of the Optionee on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an Affiliate, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.
     (ii) If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (b) of this Section 9, terminate five years thereafter.
     (b) In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.
     IN WITNESS WHEREOF, this Amendment has been executed to be effective on this 27th day of April, 2006.

NOBLE CORPORATION
By:	/s/ Mark A. Jackson
	Name:	Mark A. Jackson
	Title:	President and Chief Operating Officer